RANDGOLD
FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED (Incorporated in the Republic of South Africa) (Registration number 1944/016931/06) (Share code: FRE ISIN: ZAE000002739) ("FSD")	Randgold & Exploration
Company Limited

(Incorporated in the Republic of South Africa)
(Registration number 1992/005642/06)
Share code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold & Exploration")
- RESULT OF SCHEME MEETING OF FSD SHAREHOLDERS (OTHER THAN JCI LIMITED) ("scheme members") - COURT HEARING TO SANCTION THE SCHEME - REMAINING SALIENT DATES
1. RESULT OF SCHEME MEETING
NewFound is authorised to announce that at the scheme meeting of scheme members held at 10:00 on Wednesday, 29 October 2003, the scheme of arrangement proposed by Randgold & Exploration between FSD and scheme members ("the scheme"), was approved by 98,12% of scheme members present and entitled to vote at the scheme meeting.
2. COURT HEARING TO SANCTION THE SCHEME.
The application to the High Court of South Africa (Transvaal Provincial Division) for an order to sanction the scheme is set down for hearing on Tuesday, 11 November 2003.
3. REMAINING SALIENT DATES
The implementation of the scheme is subject to the Court granting an order sanctioning the scheme, the registration of such order by the Registrar of Companies and the approval of the Competition Commission. As the approval of the Competition Commission will not be obtained before Thursday, 13 November 2003, the implementation of the scheme will not proceed in accordance with the salient dates announced on 2 October 2003.
Shareholders will be advised of the outcome of the application for an order sanctioning the scheme and registration thereof, as well as the progress in regard to obtaining the approval of the Competition Commission and new salient dates.
Johannesburg 29 October 2003
Corporate adviser to FSD	Corporate law adviser to FSD
NewFound	TABACKS
Sponsor to FSD	Sponsor to Randgold & Exploration
RIVER GROUP